Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258325
PROSPECTUS
Up to 53,211,039 Shares of Common Stock
This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees”), of (i) up to an aggregate of 16,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined below), (ii) up to an aggregate of 34,704,451 shares of our common stock otherwise held by the Selling Securityholders, and (iii) up to an aggregate of 2,006,588 shares of our common stock that may be issued to the Selling Securityholders upon exercise of outstanding options held by the Selling Securityholders. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of up to an aggregate of 2,006,588 outstanding options held by the Selling Securityholders. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under the sections of this prospectus titled “Selling Securityholders” and “Plan of Distribution,” beginning on pages 21 and 27, respectively.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PNT”. On July 8, 2022, the closing price of our common stock was $8.88 per share. Our principal executive office is located at 4850 West 78th Street, Indianapolis, IN 46268, and our telephone number is (317) 543-9957.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 11, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell or distribute such securities from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of up to an aggregate of 2,006,588 outstanding options held by the Selling Securityholders. We will receive proceeds from any exercise of the options for cash. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of our common stock being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On June 30, 2021, Therapeutics Acquisition Corp, a special purpose acquisition company and our predecessor, or RACA, consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of March 15, 2021 (the “Business Combination Agreement”) and, after giving effect to such Business Combination, POINT Biopharma Inc. became a wholly-owned subsidiary of RACA. RACA was then renamed “POINT Biopharma Global Inc.” Concurrently with the execution of the Business Combination Agreement, RACA entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase from RACA an aggregate of 16,500,000 shares of Class A common stock, par value $0.0001 per share, of RACA at a price of

$10.00 per share, for aggregate gross proceeds of $165,000,000 (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the closing of the Business Combination.
Unless the context indicates otherwise, as used in this prospectus, the terms “us,” “our,” “POINT,” “we,” the “Company” and similar designations refer to POINT Biopharma Global Inc. and, where appropriate, its consolidated subsidiaries.

THE COMPANY
Overview
POINT has built a platform for the clinical development and commercialization of next generation radiopharmaceuticals that fight cancer. We have a pipeline of product candidates and early-stage development programs, in-house manufacturing capabilities, and secured supply for rare medical isotopes like actinium-225 (“225Ac”) and lutetium-177 (“177Lu”).
Our management team brings decades of combined experience in radiopharmaceutical clinical development and manufacturing. In an industry where supply chain is often overlooked, POINT has created a unique advantage: a 100% company-owned facility which we believe has the capacity for expansion to commercially supply both North America and Europe with large volumes. Located in Indianapolis, Indiana, our facility is currently supplying clinical doses of PNT2002 to its Phase 3 SPLASH trial. Our facility includes office space occupying 10,500 square feet and a manufacturing facility occupying 70,200 square feet. We have also assembled one of the radiopharmaceuticals industry’s most resilient isotope supply chains and expect to begin producing our own no-carrier added ("n.c.a.") 177Lu at our facility by the end of 2023.
Our product pipeline consists of two late-stage assets in prostate and neuroendocrine cancers as well as an early-stage portfolio of next-generation product candidates. Our late-stage programs are both 177Lu-based radiopharmaceuticals. For our early-stage development programs, we plan to evaluate the utility of both 177Lu and 225Ac, as well as other isotopes that may be considered for use in radiopharmaceuticals. With recent innovations in the production and purification of medical isotopes, radiopharmaceuticals are progressing faster than ever before, and we believe POINT is well-positioned to be a leader in this rapidly advancing field.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of RACA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Exchange Act), which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Corporate Information
The mailing address for our principal executive office is 4850 West 78th Street, Indianapolis, IN 46268, and our telephone number is (647) 812-2417. Our website address is www.pointbiopharma.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING
This prospectus relates to the issuance by us of up to an aggregate of 2,006,588 shares of our common stock that may be issued upon exercise of outstanding options held by the Selling Securityholders. This prospectus also relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (i) up to an aggregate of 16,500,000 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 34,704,451 shares of our common stock otherwise held by the Selling Securityholders and (iii) up to an aggregate of 2,006,588 shares of our common stock that may be issued to the Selling Securityholders upon exercise of outstanding options held by the Selling Securityholders.

Securities that may be offered and sold from time to time by the Selling Securityholders named herein
Up to an aggregate of 53,211,039 shares of our common stock, including (i) up to an aggregate of 16,500,000 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination, (ii) up to an aggregate of 34,704,451 shares of our common stock otherwise held by the Selling Securityholders and (iii) up to an aggregate of 2,006,588 shares of our common stock that may be issued to the Selling Securityholders upon exercise of outstanding options held by the Selling Securityholders.

Common Stock outstanding	90,124,962 shares of our common stock as of July 8, 2022.

Use of proceeds	All of the shares of our common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the options to the extent such options are exercised for cash.

Market for our Common Stock	Our common stock is listed on Nasdaq under the symbol “PNT”.

Risk factors	Any investment in the common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

RISK FACTORS
An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. For a description of these filings and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, including the documents incorporated by reference in this prospectus, may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negative of any of the foregoing) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•the success, cost and timing of our product development activities and clinical trials, our plans for clinical development of our product candidates and the initiation and completion of any other clinical trials and related preparatory work and the expected timing of the availability of results of the clinical trials;
•our ability to recruit and enroll suitable patients in our clinical trials;
•the potential attributes and benefits of our product candidates;
•our ability to obtain and maintain regulatory approval for our product candidates, and any related restrictions, limitations or warnings in the label of an approved product candidate;
•our ability to obtain funding for our operations, including funding necessary to complete further development, approval and, if approved, commercialization of our product candidates;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•our ability to identify, in-license or acquire additional product candidates;
•our ability to maintain the license agreements underlying our product candidates;
•our ability to compete with other companies currently marketing or engaged in the development of treatments for the indications that we are pursuing for our product candidates;
•our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and the duration of such protection;
•our ability to contract with and rely on third parties to assist in conducting our clinical trials and manufacture our product candidates;
•the development of our own manufacturing facility in Indianapolis, Indiana and the ability of this facility to provide adequate production capacity to meet future commercial demands for our product candidates;
•the size and growth potential of the markets for our product candidates, and our ability to serve those markets, either alone or in partnership with others;
•the rate and degree of market acceptance of our product candidates, if approved;
•the pricing and reimbursement of our product candidates, if approved;
•regulatory developments in the United States ("U.S") and foreign countries;
•the impact of laws and regulations;

•our ability to attract and retain key scientific, medical, commercial or management personnel;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our future financial performance;
•the level of activity in the trading market for our common stock and the volatility of the market price of our common stock; and
•the effect of the ongoing COVID-19 pandemic, including as a result of the emergence of new variants, on the foregoing.
These forward-looking statements contained or incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” and elsewhere in this prospectus, our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID- 19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and POINT’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

USE OF PROCEEDS
All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the options held by the Selling Securityholders to the extent such options are exercised for cash.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have not paid any cash dividends on shares of our common stock and do not anticipate paying any cash dividends in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.
Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors, (our “board”) and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board may deem relevant.

DESCRIPTION OF CAPITAL STOCK
The following summary of certain provisions of POINT securities does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. A copy of our certificate of incorporation and a copy of our bylaws are filed as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 430,000,000 shares of our common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share, of POINT (“POINT Preferred Stock”). As of July 8, 2022, there were 90,124,962 shares of our common stock and no shares of POINT Preferred Stock outstanding.
The following summary describes all material provisions of our capital stock. We urge you to read our certificate of incorporation and our bylaws.
POINT Common Stock
Voting rights. Each holder of POINT common stock will be entitled to one (1) vote for each share of POINT common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in our certificate of incorporation or by applicable law, the holders of POINT common stock will not be entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of POINT Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designation relating to any series of POINT Preferred Stock) or pursuant to the Delaware General Corporation Law (“DGCL”).
Dividend rights. Subject to any other provisions of our certificate of incorporation, as it may be amended from time to time, holders of shares of POINT common stock will be entitled to receive ratably, in proportion to the number of shares of POINT common stock held by them, such dividends and other distributions in cash, stock or property of POINT when, as and if declared thereon by our board from time to time out of assets or funds of POINT legally available therefor.
Rights upon liquidation. Subject to the rights of holders of POINT Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of POINT Preferred Stock ranking senior to the shares of POINT common stock upon such dissolution, liquidation or winding up, if any, POINT’s remaining net assets will be distributed to the holders of shares of POINT common stock and the holders of shares of any other class or series ranking equally with the shares of POINT common stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Other rights. No holder of shares of POINT common stock will be entitled to preemptive or subscription rights contained in our certificate of incorporation or in our bylaws. There are no redemption or sinking fund provisions applicable to the POINT common stock. The rights, preferences and privileges of holders of the POINT common stock will be subject to those of the holders of any shares of the POINT Preferred Stock that POINT may issue in the future.
POINT Preferred Stock
Our board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of POINT Preferred Stock could have the effect of decreasing the trading price of POINT common stock, restricting dividends on the capital stock of POINT, diluting the voting power of the POINT common stock, impairing the liquidation rights of the capital stock of POINT, or delaying or preventing a change in control of POINT.
Amended and Restated Registration and Stockholder Rights Agreement
In connection with the Business Combination, POINT, Therapeutics Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), certain former directors of RACA (the “Director Holders”) and certain former stockholders of POINT Biopharma Inc. (the “POINT Holders” and, collectively with Sponsor and the Director Holders, the “Holders”) entered into an Amended and Restated Registration and Stockholder Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Holders agreed not to effect any sale or distribution of any equity securities of POINT held by any of them during the 180-day lock-up period described therein and POINT agreed to register for resale, pursuant to Rule 415 of the Securities Act of 1933, as amended or the Securities Act, certain shares of common stock and other equity securities of POINT that are held by the parties thereto from time to time.
In particular, the Registration Rights Agreement provides for the following registration rights:
Shelf registration rights. As soon as practicable but no later than 30 calendar days following the closing date of the Business Combination, POINT was required to file a shelf registration statement pursuant to Rule 415 of the Securities Act covering resale of all the Holders’ registrable securities on a delayed or continuous basis and use commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof. POINT filed a shelf registration statement on Form S-1 corresponding to this requirement on July 30, 2021. At any time POINT has an effective shelf registration statement on file with the SEC, Sponsor and any POINT Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, to sell all or any portion of their registrable securities; provided that POINT is only obligated to effect any such underwritten shelf takedown if the total offering price for the registrable securities to be sold is reasonably expected to exceed, in the aggregate, at least $20 million, and POINT is not required to effect more than one underwritten shelf takedown in any six-month period.
Piggyback registration rights. At any time after the closing date of the Business Combination, if POINT or any Holder proposes to conduct a registered offering of, or if POINT proposes to file a registration statement under the Securities Act to register, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of any stockholders of POINT, subject to certain exceptions, the Holders are entitled to include their registrable securities in such registration statement.
Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by POINT and incremental selling expenses, including underwriting discounts and selling commissions, brokerage fees, underwriting marketing costs and, subject to certain exceptions, all fees and expenses of legal counsel, will be borne by the Holders of the registrable securities being registered. The Registration Rights Agreement contains cross-indemnification provisions under which POINT is obligated to indemnify Holders of registrable securities in the event of any untrue or alleged untrue statement of material fact in any registration statement or prospectus covering registrable securities pursuant to the Registration Rights Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such untrue statement or omission was furnished in writing by such Holder, and Holders of registrable securities are obligated to indemnify POINT for any such untrue or alleged untrue statements of material fact or any such omissions or alleged omissions of material fact to the extent such untrue statement is contained in or such omission is not contained in any information or affidavit furnished in writing by or on behalf of such Holder.
Registrable securities. Securities shall cease to be registrable securities under the Registration Rights Agreement upon the earliest to occur of:
•a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement;

•such securities have otherwise been transferred and new certificates for such securities not bearing a legend restricting further transfer has been delivered to POINT and subsequent public distribution of such securities shall not require registration under the Securities Act;
•such securities have ceased to be outstanding;
•such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or manner of sale or current public information requirement);
•such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 under the Securities Act or any successor rules promulgated under the Securities Act; and
•such securities have been sold to or through a broker, dealer or underwriter in a public distribution or other public securities transaction.
Lock-up. Notwithstanding the foregoing, each Holder may not transfer any shares of common stock or any other equity securities convertible into or exercisable or exchangeable for shares of common stock held by the Holders immediately following the Closing or any shares of common stock issued with respect to equity awards on or after the Closing as permitted under the Registration Rights Agreement for 180 days following the date of the Business Combination, or December 28, 2021, subject to certain customary exceptions and for transfers to certain permitted transferees.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, which is filed as Exhibit 4.1 and is incorporated herein by reference.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Registration Rights Agreement, the number of directors of our board shall be fixed solely and exclusively by resolution duly adopted from time to time by our board, but initially consisted of nine (9) directors, which are divided into three (3) classes, designated Class I, II and III, with each of Class I, II and III consisting of three (3) directors and currently consists of eight (8) directors.
Under our bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to our board. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of POINT Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on our board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of POINT Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors (“voting stock”). In case any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by POINT, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and to any of our bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of POINT Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the POINT Preferred Stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Annual Stockholder Meetings
Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-takeover Effects of Our Certificate of Incorporation and Our Bylaws
Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of our Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of our board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after our last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of our bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
Our bylaws also provide that unless otherwise restricted by our certificate of incorporation or our bylaws, any action required or permitted to be taken at any meeting of our board or of any committee thereof may be taken without a meeting, if all members of our board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our board or committee.
In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Our Certificate of Incorporation and Our Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our certificate of incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) in voting power of all the then outstanding shares of our stock entitled to vote thereon and the affirmative vote of at least two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class:
•the provisions regarding the size of our board and the election of directors;
•the provisions prohibiting stockholder actions without a meeting;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding removal of directors;
•the provisions regarding the limited liability of directors;
Our bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of our board) or (B) without the approval of our board, by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of our capital stock entitled to vote on such amendment or repeal, voting as a single class, provided that if our board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.

Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our certificate of incorporation, we opted out of Section 203 of the DGCL and therefore we are not subject to Section 203. However, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by our board and by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board because the stockholder approval requirement would be avoided if our board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that (1) Allan C. Silber or any of his affiliates or associates, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by POINT (provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of POINT, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of the directors of POINT to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of POINT or any of its subsidiaries or was serving at POINT’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our bylaws require, to the fullest extent permitted by law, unless POINT consents in writing to the selection of an alternative forum, that derivative actions brought in the name of POINT, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws actions to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws and actions asserting a claim against POINT governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits POINT by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, our bylaws require that, unless POINT consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. POINT has chosen the United States District Court for the District of Delaware as the exclusive forum for such Securities Act causes of action.
Transfer Agent and Registrar
The transfer agent for our common stock is Continental Stock Transfer & Trust Company.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “PNT.”

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 53,211,039 shares of our common stock (consisting of up to an aggregate of 16,500,000 shares of our common stock that were issued to the PIPE Investors in the PIPE Financing, up to an aggregate of 34,704,451 shares of our common stock otherwise held by the Selling Securityholders and up to an aggregate of 2,006,588 shares of our common stock that may be issued to the Selling Securityholders upon exercise of outstanding options held by the Selling Securityholders) as well as the issuance by us of the shares of common stock issuable upon the exercise of up to an aggregate of 2,006,588 outstanding options held by the Selling Securityholders. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in our common stock other than through a public sale.
The following table, which has been prepared based on information provided to us by the Selling Securityholders, sets forth, the names of the Selling Securityholders, the aggregate number of shares of our common stock beneficially owned, the aggregate number of shares of our common stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of our common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The shares issuable upon exercise of outstanding options is as of July 8, 2022. The percentage of beneficial ownership of the Selling Securityholders after the offered securities are sold is calculated based on 90,124,962 shares of our common stock outstanding as of July 8, 2022.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to the Offering	Shares Issuable upon Exercise of Outstanding Options	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	%
Allan Silber(1)	8,864,091	339,263	8,870,878	332,476	*
David Silber(2)	1,495,883	—	1,495,883	—	—
Hinda Silber(3)	313,884	—	313,884	—	—
Jay Silber(4)	2,568,470	678,739	3,247,209	—	—
Leah Silber(5)	1,495,883	—	1,495,883	—	—
1510789 Ontario Inc.(6)	233,171	—	233,171	—	—
Fleshner Family Trust(7)	394,597	—	394,597	—	—
Neil Fleshner(8)	3,587,249	85,234	3,612,249	60,234	*
Eleanore Rosenstein(9)	179,362	—	179,362	—	—

Carole Rosenstein(10)	179,362	—	179,362	—	—
Patricia North in Trust(11)	358	—	358	—	—
Compass Meeting Science Inc.(12)	3,632,090	—	3,632,090	—	—
Verity Pharmaceuticals Inc.(13)	538,087	—	538,087	—	—
Joe McCann(14)	3,614,153	381,795	3,614,153	381,795	*
Michael Gottlieb(15)	1,156,887	48,000	1,204,887	—	—
Ariel Shomair(16)	771,258	238,998	951,963	58,293	*
Benjamin Shomair(17)	107,617	—	107,617	—	—
Nicole Shomair and Michael Shiman(18)	107,617	—	107,617	—	—
Long Zone Holdings Inc.(19)	35,872	—	35,872	—	—
Jonathan R. Goodman(20)	—	86,486	60,872	25,614	*
Gerry Hogue(21)	—	86,486	60,872	25,614	*
M.E. (Peggy) Gilmour(22)	—	60,872	60,872	—	—
Bill Demers(23)	—	301,489	196,129	105,360	*
Todd Hockemeyer(24)	466,342	101,292	504,528	63,106	*
Jessica Jensen(25)	—	813,870	586,803	227,067	*
Justyna Kelly(26)	—	179,794	31,836	147,958	*
Averill Master Fund, Ltd. (27)	2,045,600	—	700,000	1,345,600	1.5%
Perceptive Life Sciences Master Fund, Ltd.(28)	2,000,000	—	500,000	1,500,000	1.7%
Woodline Master Fund LP(29)	700,000	—	700,000	—	—
Sphera Biotech Master Fund, LP(30)	420,430	—	280,000	140,430	*
Sphera Global Healthcare Master Fund(31)	589,067	—	420,000	169,067	*
Boxer Capital, LLC(32)	2,500,000	—	1,000,000	1,500,000	1.7%
Biotechnology Value Fund, L.P. (33)	1,450,587	—	1,040,687	409,900	*
Biotechnology Value Fund II, L.P. (34)	1,114,595	—	812,404	302,191	*
Biotechnology Value Trading Fund OS, L.P. (35)	173,889	—	124,725	49,164	*
MSI BVF SPV LLC(36)	33,155	—	22,184	10,971	*
Alyeska Master Fund, L.P. (37)	744,200	—	500,000	244,200	*
Citadel Multi-Strategy Equities Master Fund Ltd. (38)	2,517,866	—	2,000,000	517,866	*
2B LLC(39)	6,300	—	6,300	—	—
SilverArc Capital Alpha Fund I, L.P. (40)	12,413	—	9,160	3,253	*
SilverArc Capital Alpha Fund II, L.P. (41)	122,588	—	84,540	38,048	*
Farallon Capital F5 Master I, L.P. (42)	159,100	—	159,100	—	—
Farallon Capital (AM) Investors, L.P. (42)	31,900	—	31,900	—	—
Farallon Capital Institutional Partners III, L.P. (42)	79,000	—	79,000	—	—
Four Crossings Institutional Partners V, L.P. (42)	86,900	—	86,900	—	—
Farallon Capital Institutional Partners, L.P. (42)	613,700	—	613,700	—	—
Farallon Capital Institutional Partners II, L.P. (42)	128,900	—	128,900	—	—
Farallon Capital Offshore Investors II, L.P. (42)	907,400	—	907,400	—	—
Farallon Capital Partners, L.P. (42)	393,100	—	393,100	—	—

Johnson & Johnson Innovation - JJDC, Inc. (43)	1,000,000	—	1,000,000	—	—
Fairmount Healthcare Fund II LP(44)	824,574	—	458,531	366,043	*
Fairmount Healthcare Fund LP(45)	61,257	—	41,469	19,788	*
RA Capital Healthcare Fund, L.P.(46)	4,098,318	—	4,098,318	—	—
RA Capital Nexus Fund, L.P. (47)	1,000,000	—	1,000,000	—	—
Brightstone Capital Partners Inc. (48)	100,000	—	100,000	—	—
Ullman Wealth Management Inc. (49)	100,000	—	100,000	—	—
Robert W. Rieder(50)	200,000	6,787	206,787	—	—
Therapeutics Acquisition Holdings LLC(51)	3,757,700	—	3,757,700	—	—
Daniel Grau(52)	35,400	—	35,400	—	—
Michael Gray(53)	35,400	—	35,400	—	—
David Lubner(54)	35,400	50,614	60,400	25,614	*
__________________
*Less than one percent
(1)Consists of (i) 4,218,605 shares of common stock issued to Mr. Silber in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 6,787 shares of common stock issuable upon the exercise of POINT options issued to Mr. Silber in exchange of pre-Closing POINT Biopharma options. Also consists of (i) 538,087 shares of common stock issued to Allan Silber in Trust, of which Mr. Silber is the trustee, in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing; (ii) 4,035,655 shares of our common stock issued to Silber Holdings, Inc., a company of which Mr. Silber is the President, in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing; and (iii) 71,744 shares of common stock issued to Anglian Holdings, LLC, of which Mr. Silber is the sole member and manager, in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing. Mr. Silber holds sole voting and dispositive power over the shares held by Allan Silber in Trust, Silber Holdings, Inc. and Anglian Holdings, LLC. Mr. Silber is a director of POINT and the Executive Chair of the board of directors of POINT. Mr. Silber served as POINT Biopharma Inc.’s Executive Chairman and as a member of its board of directors prior to the Business Combination. Mr. Silber was granted options to purchase 332,476 shares of common stock on March 29, 2022.
(2)David Silber is an immediate family member of Allan Silber, a director and the Executive Chair of POINT.
(3)Hinda Silber is an immediate family member of Allan Silber, a director and the Executive Chair of POINT.
(4)Consists of (i) 2,568,470 shares of common stock issued to Mr. Silber in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 678,739 shares of common stock issuable upon the exercise of POINT options issued to Mr. Silber. Jay Silber is an immediate family member of Allan Silber, a director and the Executive Chair of POINT.
(5)Leah Silber is an immediate family member of Allan Silber, a director and the Executive Chair of POINT.
(6)15108789 Ontario Inc. is owned by Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT. Neil Fleshner exercises voting and investment power over the shares of common stock beneficially owned by 15108789 Ontario Inc.
(7)Fleshner Family Trust is a trust controlled by Shelley Fleshner and Phillip Fleshner, the brother of Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT.
(8)Consists of (i) 3,587,249 shares of common stock issued to Mr. Fleshner in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 25,000 shares of common stock issuable upon the exercise of POINT options issued to Mr. Fleshner. Mr. Fleshner sold 564,204 of these shares on May 25, 2022. Mr. Fleshner was granted an option to purchase 60,234 shares of common stock on March 29, 2022. Mr. Fleshner is the Chief Medical Officer of POINT and a director of POINT. Mr. Fleshner served as the Chief Medical Officer of POINT Biopharma Inc. prior to the Business Combination.
(9)Eleanore Rosenstein is an immediate family member of Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT.
(10)Carole Rosenstein is an immediate family member of Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT.
(11)Patricia North In Trust is a trust controlled by the wife of Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT.
(12)Howard Glase, who served as a director of POINT Biopharma Inc. prior to the Business Combination, exercises voting and investment power over the shares of common stock beneficially owned by Compass Meeting Science Inc.
(13)Allan Silber, a director and Executive Chair of POINT, is the Chairman of Verity Pharmaceuticals Inc. Neil Fleshner, the Chief Medical Officer of POINT and a director of POINT, is the Chief Medical Officer and a director of Verity Pharmaceuticals Inc. Howard Glase, who served as a director of POINT Biopharma Inc. prior to the Business Combination, is the Chief Executive Officer of Verity Pharmaceuticals Inc. Howard Glase exercises voting and investment power over the shares of common stock beneficially owned by Verity Pharmaceuticals Inc.
(14)Mr. McCann is the Chief Executive Officer of POINT and a director of POINT. Mr. McCann served as the Chief Executive Officer of POINT Biopharma Inc. and as a director of POINT Biopharma Inc. prior to the Business Combination.
(15)Consists of (i) 1,156,887 shares of common stock issued to Mr. Gottlieb in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 48,000 shares of common stock issuable upon the exercise of POINT options issued to Mr. Gottlieb. Mr. Gottlieb served as the Chief Commercial Officer of POINT. Mr. Gottlieb served as the Chief Commercial Officer of POINT Biopharma Inc. prior to the Business Combination.
(16)Consists of (i) 771,258 shares of common stock issued to Mr. Shomair in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 180,705 shares of common stock issuable upon the exercise of POINT options issued to Mr. Shomair. Mr. Shomair was granted an option to purchase 58,293 shares of common stock on March 29, 2022. Mr. Shomair is the

Chief of Staff of POINT and served as the Vice President of Corporate Affairs of POINT Biopharma Inc. prior to the Business Combination.
(17)Benjamin Shomair is an immediate family member of Ariel Shomair, the Chief of Staff of POINT.
(18)Nicole Shomair and Michael Shiman are immediate family members of Ariel Shomair, the Chief of Staff of POINT.
(19)Long Zone Holdings Inc. is owned by the family of Jonathan R. Goodman, a director of POINT.
(20)Consists of 60,872 shares of common stock issuable upon the exercise of POINT options issued to Mr. Goodman. Mr. Goodman was granted an option to purchase 25,614 shares of common stock on June 2, 2022. Mr. Goodman is a director of POINT. Mr. Goodman served as a director of POINT Biopharma Inc. prior to the Business Combination.
(21) Consists of 60,872 shares of common stock issuable upon the exercise of POINT options issued to Mr. Hogue. Mr. Hogue was granted an option to purchase 25,614 shares of common stock on June 2, 2022. Mr. Hogue is a director of POINT. Mr. Hogue served as a director of POINT Biopharma Inc. prior to the Business Combination.
(22)Consists of 60,872 shares of common stock issuable upon the exercise of POINT options issued to Ms. Gilmour. Ms. Gilmour is a former director of POINT. Ms. Gilmour served as a director of POINT Biopharma Inc. prior to the Business Combination.
(23)Consists of 196,129 shares of common stock issuable upon the exercise of POINT options issued to Mr. Demers. Mr. Demers was granted an option to purchase 105,360 shares of common stock on March 29, 2022. Mr. Demers is the Chief Financial Officer of POINT. Mr. Demers served as the Chief Financial Officer of POINT Biopharma Inc. prior to the Business Combination.
(24)Consists of (i) 466,342 shares of common stock issued to Mr. Hockemeyer in exchange for outstanding pre-Closing shares of POINT Biopharma Inc. common stock at the Closing and (ii) 38,186 shares of common stock issuable upon the exercise of POINT options issued to Mr. Hockemeyer. Mr. Hockemeyer was granted options to purchase 10,000 shares of common stock on December 9, 2021 and 53,106 shares of common stock on March 29, 2022. Mr. Hockemeyer is the Executive Vice President of U.S. Manufacturing Operations of POINT.
(25)Consist of 586,803 shares of common stock issuable upon the exercise of POINT options issued to Ms. Jensen. Jessica Jensen is the Executive Vice President Clinical Development of POINT. Jessica Jensen served as the Executive Vice President Clinical Development of POINT Biopharma Inc. prior to the Business Combination. Ms. Jensen was granted options to purchase 213,301 shares of common stock on March 29, 2022 and 13,766 shares of common stock on April 1, 2022.
(26)Consists of 31,836 shares of common stock issuable upon the exercise of POINT options issued to Ms. Kelly. Ms. Kelly was granted options to purchase 70,000 shares of common stock on December 9, 2021 and 77,958 shares of common stock on March 29, 2022. Ms. Kelly is the Vice President – Medical Isotope Development and Operations of POINT.
(27)Consists of 700,000 shares of common stock acquired in connection with the PIPE Financing. Suvretta Capital Management, LLC is the investment manager of Averill Master Fund, Ltd. Aaron Cowen is the control person of Suvretta Capital Management, LLC.
(28)Consists of 500,000 shares of common stock acquired in connection with the PIPE Financing. Joseph Edelman has sole voting and investment power over the shares of common stock owned by Perceptive Life Sciences Master Fund, Ltd.
(29)Consists of 700,000 shares of common stock acquired in connection with the PIPE Financing. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Woodline Master Fund LP. Woodline Master Fund LP disclaims any beneficial ownership of these shares.
(30)Consists of 280,000 shares of common stock acquired in connection with the PIPE Financing. Doron Breen and Michelle Ross are directors of Sphera Biotech Master Fund, L.P and have shared voting and investment power over the shares of common stock beneficially owned by Sphera Biotech Master Fund, L.P.
(31)Consists of 420,000 shares of common stock acquired in connection with the PIPE Financing. Doron Breen and Michelle Ross are directors of Sphera Global Healthcare Master and have shared voting and investment power over the shares of common stock beneficially owned by Sphera Global Healthcare Master.
(32)Consists of 1,000,000 shares of common stock acquired in connection with the PIPE Financing. Boxer Asset Management Inc. is the managing member and majority owner of Boxer Capital, LLC. Joseph C. Lewis is the sole indirect beneficial owner of Boxer Asset Management Inc.
(33)Consists of 1,040,687 shares of common stock acquired in connection with the PIPE Financing. BVF I GP LLC, as the General Partner of Biotechnology Value Fund, L.P., shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund, L.P. BVF GP Holdings, LLC as the sole member of BVF I GP LLC, shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund, L.P. BVF Partners LP, as the investment manager of Biotechnology Value Fund, L.P., shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund, L.P. BVF Inc. as the General Partner of BVF Partners LP and Mark Lampert as a director and officer of BVF Inc., share voting and investment power over the shares beneficially owned by Biotechnology Value Fund, L.P.
(34)Consists of 812,404 shares of common stock acquired in connection with the PIPE Financing. BVF II GP LLC, as the General Partner of Biotechnology Value Fund II, L.P., shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund II, L.P. BVF GP Holdings, LLC as the sole member of BVF II GP LLC, shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund II, L.P. BVF Partners LP, as the investment manager of Biotechnology Value Fund II, L.P., shares voting and investment power over the shares beneficially owned by Biotechnology Value Fund II, L.P. BVF Inc. as the General Partner of BVF Partners LP and Mark Lampert as a director and officer of BVF Inc., share voting and investment power over the shares beneficially owned by Biotechnology Value Fund II, L.P.
(35)Consists of 124,725 shares of common stock acquired in connection with the PIPE Financing. BVF Partners OS Ltd., as the General Partner of Biotechnology Value Trading Fund OS, L.P., shares voting and investment power over the shares beneficially owned by Biotechnology Value Trading Fund OS, L.P. BVF Partners LP, as the sole member of BVF Partners OS Ltd., shares voting and investment power over the shares beneficially owned by Biotechnology Value Trading Fund OS, L.P. BVF Inc. as the General Partner of BVF Partners LP and Mark Lampert as a director and officer of BVF Inc., share voting and investment power over the shares beneficially owned by Biotechnology Value Trading Fund OS, L.P.
(36)Consists of 22,184 shares of common stock acquired in connection with the PIPE Financing. BVF Partners LP, as investment manager of MSI BVF SPV LLC, shares voting and investment power over the shares beneficially owned by MSI BVF SPV LLC. BVF Inc., as the General Partner of BVF Partners LP, shares voting and investment power over the shares beneficially owned by MSI BVF SPV LLC. Mark

Lampert as a director and officer of BVF Inc., shares voting and investment power over the shares beneficially owned by MSI BVF SPV LLC.
(37)Consists of 500,000 shares of common stock acquired in connection with the PIPE Financing. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands.
(38)Consists of (i) 2,000,000 shares of common stock acquired in connection with the PIPE Financing and (ii) 517,866 shares of common stock. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel Multi-Strategy”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel Multi-Strategy. The foregoing shall not be construed as an admission that Mr. Griffin, nor any of the Citadel related entities listed above, is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any).
(39)Consists of 6,300 shares of common stock acquired in connection with the PIPE Financing. SilverArc Capital Management, LLC is the investment adviser to 2b, LLC. Devesh Gandhi is the President and Portfolio Manager of SilverArc Capital Management, LLC.
(40)Consists of 9,160 shares of common stock acquired in connection with the PIPE Financing. SilverArc Capital Management, LLC is the investment adviser to SilverArc Capital Alpha Fund II, L.P. Devesh Gandhi is the President and Portfolio Manager of SilverArc Capital Management, LLC.
(41)Consists of 84,540 shares of common stock acquired in connection with the PIPE Financing. SilverArc Capital Management, LLC is the investment adviser to SilverArc Capital Alpha Fund II, L.P. Devesh Gandhi is the President and Portfolio Manager of SilverArc Capital Management, LLC.
(42)Farallon Partners, L.L.C. (“FPLLC”), as the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Farallon Capital (AM) Investors, L.P., (collectively, the “FPLLC Entities”), may be deemed to beneficially own such shares held by each of the FPLLC Entities. Farallon F5 (GP), L.L.C. (“F5MI GP”), as the general partner of Farallon Capital F5 Master I, L.P. (“F5MI”), may be deemed to beneficially own such shares held by F5MI. Farallon Institutional (GP) V, L.L.C. (“FCIP V GP”), as the general partner of Four Crossings Institutional Partners V, L.P. (“FCIP V”), may be deemed to beneficially own such shares held by FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion, may be deemed to beneficially own such shares held by the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares. The listed amount of shares of common stock owned by F5MI consists of 159,100 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital (AM) Investors, L.P. consists of 31,900 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital Institutional Partners III, L.P. consists of 79,000 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by FCIP V consists of 86,900 shares of common stock acquired in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital Institutional Partners, L.P. consists of 613,700 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital Institutional Partners II, L.P. consists of 128,900 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital Offshore Investors II, L.P. consists of 907,400 shares of common stock acquired by it in connection with the PIPE Financing. The listed amount of shares of common stock owned by Farallon Capital Partners, L.P. consists of 393,100 shares of common stock acquired by it in connection with the PIPE Financing.
(43)Consists of 1,000,000 shares of common stock acquired in connection with the PIPE Financing. Johnson & Johnson Innovation - JJDC, Inc. ("JJDC") is a wholly-owned subsidiary of Johnson & Johnson (“J&J”), and, as a result, J&J may be deemed to indirectly beneficially own the shares of common stock that are directly beneficially owned by JJDC.
(44)Consists of 458,531 shares of common stock acquired in connection with the PIPE Financing. Fairmount Healthcare Fund II GP LLC is the general partner of Fairmount Healthcare Fund II LP. Fairmount Funds Management LLC is the investment manager of Fairmount Healthcare Fund II LP. Fairmount Funds Management LLC, as the investment manager, along with Fairmount Healthcare Fund II GP LLC, as the general partner, exercise voting and investment power over Fairmount Healthcare Fund II LP. Fairmount Healthcare Fund II GP LLC and Fairmount Funds Management LLC disclaim beneficial ownership of securities held by Fairmount Healthcare Fund II LP, except to the extent of their pecuniary interest therein.
(45)Consists of 41,469 shares of common stock acquired in connection with the PIPE Financing. Fairmount Healthcare Fund GP LLC is the general partner of Fairmount Healthcare Fund LP. Fairmount Funds Management LLC is the investment manager of Fairmount Healthcare Fund LP. Fairmount Funds Management LLC, as the investment manager, along with Fairmount Healthcare Fund GP LLC, as the general partner, exercise voting and investment power over Fairmount Healthcare Fund LP. Fairmount Healthcare Fund GP LLC and Fairmount Funds Management LLC disclaim beneficial ownership of securities held by Fairmount Healthcare Fund LP, except to the extent of their pecuniary interest therein.
(46)Consists of 3,000,000 shares of common stock acquired in connection with the PIPE Financing and 1,098,318 shares of RACA common stock owned prior to the Business Combination. RA Capital Healthcare Fund GP, LLC is the general partner of the RA Capital Healthcare Fund, L.P. (the “Fund”). The general partner of RA Capital Management, L.P. (“RA Capital”) is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any securities of POINT held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the its portfolio, including the shares of the common stock reported herein. Because the Fund has divested itself of voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Exchange Act and therefore disclaims any obligation to report ownership of the reported securities under Section 13(d) of the Exchange Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of any securities of POINT beneficially owned by RA Capital.
(47)Consists of 1,000,000 shares of common stock acquired in connection with the PIPE Financing. RA Capital Nexus Fund GP, LLC is the general partner of RA Capital Nexus Fund, L.P. (the “Nexus Fund”). The general partner of RA Capital Management, L.P. (“RA Capital”) is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Nexus Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act of 1934, of any securities of POINT held by the Nexus Fund. The Nexus Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the its portfolio, including the shares of common stock reported herein. Because the Nexus Fund has divested itself of voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Nexus Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Exchange Act and therefore disclaims any obligation to report ownership of the reported securities under Section 13(d) of the Exchange Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of any securities of the Issuer beneficially owned by RA Capital.
(48)Consists of 100,000 shares of our common stock acquired in connection with the PIPE Financing. Kenneth Finklestein has sole voting and investment power over Brightstone Capital Partners Inc.
(49)Consists of 100,000 shares of common stock acquired in connection with the PIPE Financing. Lawrence Ullman is the C.E.O. and Portfolio Manager of Ullman Wealth Management Inc. and has voting and investment power over the shares of common stock beneficially owned by Ullman Wealth Management Inc.
(50)Consists of (i) 200,000 shares of common stock acquired in connection with the PIPE Financing and (ii) 6,787 shares of common stock issuable upon the exercise of POINT options issued to Mr. Rieder.
(51) Consists of 3,757,700 shares of common stock acquired in connection with the PIPE Financing. Therapeutics Acquisition Holdings LLC was the sponsor of RACA and is an affiliate of RA Capital. Matthew Hammond, the Manager of Therapeutics Acquisition Holdings LLC, exercises voting and investment power over the shares of common stock beneficially owned by Therapeutics Acquisition Holdings LLC.
(52)Mr. Grau was a director of RACA until the consummation of the Business Combination.
(53)Mr. Gray was a director of RACA until the consummation of the Business Combination.
(54)Consists of (i) 35,400 shares of common stock issued to Mr. Lubner, and (ii) 25,000 shares of common stock issuable upon the exercise of POINT options issued to Mr. Lubner. Mr. Lubner was granted an option to purchase 25,614 shares of common stock on June 2, 2022. Mr. Lubner is a director of POINT. Mr. Lubner was a director of RACA until the consummation of the Business Combination.
Material Relationships with the Selling Securityholders
The Selling Securityholders include the sponsor of our predecessor, certain of our principal stockholders and certain of our current and former directors and executive officers, and the affiliates of the foregoing. For a description of our relationships with such Selling Securityholders and their affiliates see the sections of our Annual Report on Form 10-K filed with the SEC on March 25, 2022, entitled “Item 10. Directors, Executive Officers and Corporate Governance,” “Item 11. Executive Compensation” and “Item 13. Certain Relationships and Related Transactions, and Director Independence” and our subsequent SEC filings incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We are registering the possible offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to an aggregate of 16,500,000 shares of our common stock that were issued to PIPE Investors in a private placement in connection with the closing of the Business Combination. We are also registering up to an aggregate of 34,704,451 shares of our common stock otherwise held by the Selling Securityholders and up to an aggregate of 2,006,588 shares of our common stock that may be issued to the Selling Securityholders upon exercise of outstanding options held by the Selling Securityholders as well as the issuance by us of the shares of our common stock issuable upon the exercise of up to an aggregate of 2,006,588 outstanding options held by the Selling Securityholders. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
We will not receive any proceeds from the sale of shares our common stock by the Selling Securityholders pursuant to this prospectus. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through one or more underwritten offerings on a firm commitment or best efforts basis;

•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the Selling Securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-

dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
Our common stock is listed on Nasdaq under the symbol “PNT”.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

ADDITIONAL INFORMATION
Legal Matters
The validity of the shares of our common stock offered by this prospectus will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.
Experts
The consolidated financial statements of POINT Biopharma Global Inc. at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus and registration statement have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You can obtain a copy of the registration statement for free at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain a website at http://www.pointbiopharma.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.
We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:
(a)Our Annual Report on Form 10-K for the year ended December 31, 2021 (as filed with the Commission on March 25, 2022);

(b)Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (as filed with the Commission on May 13, 2022);
(c)Our Current Reports on Form 8-K filed with the Commission on February 15, 2022, February 25, 2022, May 12, 2022, May 16, 2022, and June 3, 2022; and
(d)The description of the our common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-39373), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act, on July 7, 2020, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021.
All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of filing of this registration statement and prior to the effectiveness of this registration statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

POINT Biopharma Global, Inc.
4850 West 78th Street,
Indianapolis, IN 46268
(317) 543-9957
Attention: Corporate Secretary

Up to 53,211,039 Shares of Common Stock
PROSPECTUS
July 11, 2022